Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 22, 2023, with respect to the consolidated financial statements of Senti Biosciences, Inc. and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
November 1, 2023